Exhibit 99

Media	Investors
Oscar Suris	Jim Rowe
415.396-3300 Teri Schrettenbrunner (515) 213-4032	415 396-8216

Wells Fargo Provides Update on Foreclosure Affidavits

And Mortgage Securitizations

DES MOINES, October 27, 2010 – Wells Fargo & Company (NYSE: WFC) is continuing its ongoing efforts to monitor and assess its foreclosure affidavit procedures. “We understand the concern over foreclosure procedures on the part of homeowners in these difficult economic times, and want to do everything we can to assure that the procedures we have in place provide Wells Fargo borrowers and others with confidence that foreclosure proceedings we initiate are done appropriately,” said Mike Heid, co-president of Wells Fargo Home Mortgage.

The company believes it has designed an appropriate process for the generation of foreclosure affidavits. Completed foreclosure affidavits that are submitted to the courts are signed and notarized as one of the last steps in a multi-step process intended to comply with applicable law and ensure the quality of customer and loan data in foreclosure proceedings. This customer and loan data is derived directly from the company’s official systems of record. This data and its transmission to external foreclosure counsel are subject to quality controls, and audits are performed to assure the quality, accuracy, and reliability of these automated systems.

As part of the company’s review of its foreclosure affidavit procedures, the company has identified instances where a final step in its processes relating to the execution of the foreclosure affidavits (including a final review of the affidavit, as well as some aspects of the notarization process) did not strictly adhere to the required procedures. The issues the company has identified do not relate in any way to the quality of the customer and loan data; nor does the company believe that any of these instances led to foreclosures which should not have otherwise occurred.

Out of an abundance of caution and to provide an additional level of assurance regarding its processes, the company is electing to submit supplemental affidavits for approximately 55,000 foreclosures which are pending before courts in 23 judicial foreclosure states. The process of submitting supplemental affidavits will begin immediately with a goal of having this process completed by mid-November 2010, subject to state and local requirements. If the company is unable to complete an individual court filing by the designated court review date, it will request a court extension to assure the file contains a supplemental affidavit before the judge rules on the case. Additionally, Wells Fargo reaffirms that it does not plan to institute a moratorium on foreclosure sales.

“At Wells Fargo, foreclosure is a last resort,” Heid said. “In September 2010, borrowers who have completed foreclosure were on average 16 months delinquent on their payments. When all options have been exhausted, we believe foreclosures should not be delayed.”

From January 2009 through September 30, 2010, Wells Fargo has successfully completed 556,868 mortgage loan modifications, which includes $3.5 billion of principal forgiveness, and has refinanced approximately 1.9 million mortgage loans.

The company also affirmed that appropriate documents for loans in foreclosure are assigned in compliance with local laws and investor requirements; legal documents related to securitizations appropriately transferred ownership; and its $1.3 billion reserve continues to represent its best estimate of its repurchase liabilities as of September 30, 2010. These matters are not affected by the affidavit issues referenced above.

Separately, the company included as part of its 2010 third-quarter Quarterly Supplement the following information (except as noted, data below is as of third-quarter 2010):

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92 percent of its mortgage servicing portfolio is current, best performing among large bank peers, according to Inside Mortgage Finance (as of June 30, 2010); less than 2 percent of the portfolio was sub-prime at origination.

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Repurchase exposure is manageable, with demands primarily concentrated in 2006 through early 2008 vintages. GSE repurchase demands in these vintages have been down two consecutive quarters, and the company does not expect large losses on pre-2006 and post-2008 vintages.

•	Total outstanding repurchase demands at the end of third-quarter 2010 declined from the end of second-quarter 2010, in both units and original loan balances.

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8 percent of its mortgage servicing portfolio is private securitizations where Wells Fargo originated the loan; 83 percent of these loans were prime at origination with only $69 million of repurchases in the 2010 third quarter. In addition to the information previously disclosed about these securitizations, the repurchase risk of these securitizations is substantially reduced because approximately half do not contain typical representations and warranties for underwriting or fraud related to the mortgage loan and no representations are made regarding property valuation.

Cautionary Statement About Forward-Looking Statements

This news release contains forward-looking statements about our future financial performance and business, including, among others, statements about our foreclosure procedures and practices, and our reserve for mortgage repurchase liabilities at September 30, 2010. Forward-looking statements speak only as of the date made, and we do not undertake to update them. Actual results may vary materially from the expectations described in this news release. For a description of factors that could cause actual results to differ materially from expectations, please refer to our reports filed with the Securities and Exchange Commission and available at www.sec.gov

About Wells Fargo

Wells Fargo & Company (NYSE: WFC) is a nationwide, diversified, community-based financial services company with $1.2 trillion in assets. Founded in 1852 and headquartered in San Francisco, Wells Fargo provides banking, insurance, investments, mortgage, and consumer and commercial finance through more than 10,000 stores, 12,000 ATMs, the Internet (wellsfargo.com and wachovia.com), and other distribution channels across North America and internationally. With more than 278,000 team members, Wells Fargo serves one in three households in America. Wells Fargo & Company was ranked #19 on Fortune’s 2009 rankings of America’s largest corporations. Wells Fargo’s vision is to satisfy all our customers’ financial needs and help them succeed financially.

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